Exhibit 4.9

SERIES SEED PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES SEED PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of December 21, 2022 (the “Signing Date”), by and among (i) Biomica Ltd., a company organized under the laws of the State of Israel (the “Company”), (ii) Shanghai Healthcare Capital Partnership (Limited Partnership) (上海生物医药产业股权投资基金合伙企业(有限合伙)) (the “Lead Purchaser”), (iii) the purchasers listed in Exhibit A-1 attached hereto (each, together with the Lead Purchaser, a “Preferred Seed Purchaser), (iv) the purchaser listed in Exhibit A-2 attached hereto (the “Ordinary Purchaser”, and together with the Preferred Seed Purchasers, the “Purchasers”) and (v) Evogene Ltd. (“EVGN”).

W I T N E S S E T H:

WHEREAS, prior to the date hereof, (i) the Ordinary Purchaser has made available to the Company certain financing amounts in the amount of US$ [***] (the “Initial Financing Amount”) pursuant to that certain Financing Agreement by and between the Company and the Ordinary Purchaser, dated as of May 25, 2022 (the “Initial Financing Agreement”); (ii) the Ordinary Purchaser has made available to the Company certain financing amounts in the amount of US$ [***] (the “Advance Financing Amount”) pursuant to that certain Advance Investment Agreement by and among the Company and the Ordinary Purchaser, dated as of November 28, 2021 (the agreement, together with and any and all letters and/or instruments executed or delivered in connection therewith, the “Advance Investment Agreement”); and (iii) the Ordinary Purchaser has made available to the Company certain bridge loans in an aggregate amount of up to US$[***] (the “Bridge Loan”) pursuant to that certain bridge loan agreement(s) and/or instrument(s) (the “Bridge Loan Agreement”), out of which : an amount of up to US$ [***] provided prior to the date hereof and/or which may be provided by EVGN to the Company during the Interim Period, under the Bridge Loan Agreement (the “Preferred Advance Amount”) but shall nevertheless be deemed for all intents and purposes as an advance payment by EVGN on account of its portion of the Initial Closing Purchase Price (as defined below), and (ii) an amount of US$[***] which will be converted into the Conversion Shares (as defined below) pursuant to the terms herein below.  The Initial Financing Amount, the Advance Financing Amount and the Bridge Loan shall be collectively referred to as the “Financing Amount.”  The Initial Financing Agreement, the Advance Investment Agreement and the Bridge Loan Agreement shall be collectively referred to as the “EVGN Financing Agreements”;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital, by means of issuance of (i) the Company’s newly authorized Series Seed Preferred Shares, par value NIS 0.01 per share (the “Preferred Seed Shares” or the “Preferred Shares”) to the Preferred Seed Purchasers at a purchase price of US$ [***] per each Preferred Share (the “Preferred Seed PPS”) in consideration for a total investment amount of US$ 20,000,000 (the “Purchase Price”) and (ii) the Company’s newly authorized Ordinary Shares, par value NIS 0.01 per share (the “Ordinary Shares”) to the Ordinary Purchaser, at a purchase price of US$ [***] in respect of the Financing Amount of US$ 10,000,000, per each Ordinary Share (the “Ordinary PPS”) by way of conversion of the Financing Amount, all on the terms and conditions more fully set forth in this Agreement and the EVGN Financing Agreements when applicable; and

WHEREAS, the Purchasers desire to purchase and the Company desires to issue and sell to the Purchasers the Preferred Shares pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Issue and Purchase of Shares.

1.1.
Investment at Initial Closing. Subject to the terms and conditions hereof, at the Initial Closing (as defined below), the Company shall issue and allot to the Preferred Seed Purchasers, and the Preferred Seed Purchasers shall purchase from the Company, severally and not jointly, an aggregate number of up to [***]  Preferred Seed Shares of the Company (the “Initial Purchased Shares”), at the Preferred Seed PPS per each Initial Purchased Share, in consideration for the agreement investment of US$ 20,000,000, including the Preferred Advance Amount (the “Initial Closing Purchase Price”), to be allocated as set forth in Exhibit A-1. The Initial Purchased Shares will be issued and become fully paid upon the payment by each Preferred Seed Purchaser of the applicable portion of the Purchase Price in full, by way of a bank transfer in immediately available, freely transferable, cleared funds to the Company’s account, made in accordance with the wiring instructions, which details are specified in Exhibit B attached hereto (the “Wire Instructions”). The Preferred Seed PPS is based on a pre-money valuation of the Company of US$ 30,000,000 (Thirty Million U.S. Dollars), on a Fully Diluted basis, as of immediately prior to the Closing. “Fully Diluted” for purposes of this Agreement shall mean the Company’s issued and outstanding share capital assuming the issuance of all securities issuable upon the conversion of any existing convertible securities or loans, including without limitation the Financing Amount (being deemed so converted), the exercise of all outstanding warrants and options, including employee options and the exercise of any other rights to subscribe for any securities of the Company and assuming the reservation of [***] Ordinary Shares as may be adjusted pursuant to the provisions of this Agreement, which are reserved for issuance upon exercise of options to purchase Ordinary Shares to be granted to directors, employees, and consultants of the Company and/or its subsidiaries, pursuant to share option plans or incentive plans to be adopted by the Company or such other option award arrangement to be approved by the Board (the “Plan”), (reflecting, together with any promised, reserved and/or allocated options, [***]% of the Company’s Fully Diluted share capital as of immediately following the Initial Closing (the “ESOP Pool”).

1.2.
Conversion of Financing Amount. Subject to the terms and conditions of this Agreement, immediately prior to and subject to the Initial Closing, the Company shall issue to the Ordinary Purchaser, such number of Ordinary Shares, allocated as set forth in Exhibit A-2 opposite the Ordinary Purchaser’s name, at the Ordinary PPS per each Ordinary Share, as conversion of the Financing Amount outstanding under the EVGN Financing Agreements, but excluding the Preferred Advance Amount (the “Conversion Shares”). Upon the conversion of the Financing Amount and the issuance of the Conversion Shares and Preferred Seed Shares issuable in connection with the conversion of the Preferred Advance Amount, upon the Initial Closing, the Company will have no further obligations with respect thereto or pursuant to the EVGN Financing Agreements. Furthermore, the Company and the Ordinary Purchaser hereby agree and acknowledge that: (i) upon the issuance of the Ordinary Shares at the Closing against conversion of the Financing Amount as aforesaid, the EVGN Financing Agreements shall be automatically terminated and of no further force and effect; (ii) the Financing Amount shall be fully converted into Ordinary Shares in accordance with the terms of the EVGN Financing Agreements and the terms hereof; and (iii) each of the Ordinary Purchaser and the Company hereby unconditionally and irrevocably waive, as of the Initial Closing, all rights under or pursuant to or in connection with the EVGN Financing Agreements, including without limitations, any right to notices in connection with the conversion hereunder, if any, and these rights shall, as of the Initial Closing, be forever exhausted, except for the right to receive the Conversion Shares, as set forth in this Agreement.

1.3.
Subsequent Closing. After the Initial Closing, the Company may sell, [***], up to [***] additional Preferred Seed Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Subsequent Purchased Shares”, together with the Initial Purchased Shares and the Conversion Shares, the “Purchased Shares”), to one or more purchasers (the “Subsequent Purchasers”) [***], provided that such subsequent sale is consummated prior to [***] days after the Initial Closing (the “Subsequent Closing Period”), and each Subsequent Purchaser becomes a party to this Agreement, by executing and delivering a counterpart signature page to this Agreement, or through a joinder agreement in the form approved by Company.  Schedule 3.3(a) attached to this Agreement shall be updated to reflect the number of Subsequent Purchased Shares purchased at each Subsequent Closing (as defined below) and the parties purchasing such Subsequent Purchased Shares.

1.4.	Cap Table. A capitalization table of the Company, as of immediately prior and after consummation of the Initial Closing (as defined below), is attached hereto as Schedule 3.3(a).

2.	Signing and Closings.

2.1.Transactions at Signing. At the Signing Date, the following shall occur:

2.1.1.	The Company shall deliver to the Purchasers the following documents:

2.1.1.1.
A copy of the unanimous resolutions of the Company’s shareholders in the form attached hereto as Schedule 2.1.1.1A by which, among others, subject to the Closing (i) the current Articles of Association of the Company (the “Current Articles”), are replaced with the Amended and Restated Articles of Association attached hereto as Schedule 2.1.1.1B (the “Amended Articles”), (ii) the entering by the Company into the License Agreement (as defined below) was approved, (iii) the entering by the Company into the Indemnity Agreements (as defined below) with all members of the Board was approved; and (iv) the shareholders waived their preemptive rights in connection with the transactions contemplated by this Agreement;

2.1.1.2.
A copy of the unanimous resolutions of the Board, in the form attached hereto as Schedule 2.1.1.2A, approving, among others, the following actions, which shall take place subject to the Closing: (a) this Agreement, the Transaction Documents (as defined below) and the transactions contemplated herein, (b) the issuance and allotment of the Purchased Shares to the Purchasers at the Closings in accordance with and subject to the terms and conditions of this Agreement and the EVGN Financing Agreements when applicable, (c) the reservation of the ESOP Pool, (d) effecting a change in the signature rights on behalf of the Company to the effect that the Lead Purchaser shall have a signature right to approve any expenditure of the Company that exceeds US$[***], (e) the entering by the Company into the Indemnity Agreements with all members of the Board, and (g) the Budget (as defined below); and

2.1.1.3.
A copy of the unanimous resolutions of the board of EVGN, in the form attached hereto as Schedule 2.1.1.3A, approving, among others, the actions, which shall take place subject to the Closing, this Agreement, the Transaction Documents (as defined below) to which EVGN is a party and the transactions contemplated therein that involve EVGN.

2.1.2.	Each Purchaser shall deliver to the Company an executed form of this Agreement.

2.2.The Initial Closing. Subject to the satisfaction of the closing conditions set-forth in Sections 6 and 7 herein, or respective waiver thereof, at the Initial Closing, the Company shall issue and allot to the Purchasers, and the Purchasers shall purchase from the Company, severally and not jointly, the Initial Purchased Shares and the Conversion Shares, according to the allocations set forth in Exhibit A-1 and Exhibit A-2 attached hereto. The closing of the sale and purchase of the Initial Purchased Shares and Conversion Shares (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures, concurrently with the execution of this Agreement by all parties hereto, or such other date, time and place as the Company and the Purchasers shall mutually agree (such date is hereinafter referred to as the “Initial Closing Date”).

2.3.Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.3.1.	The Company shall deliver to the Purchasers the following documents:

2.3.1.1.	Validly executed share certificates covering the Initial Purchased Shares, issued in the name of each of the Purchasers, in the form attached hereto as Schedule 2.3.1.1;

2.3.1.2.	A certificate duly executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, in the form attached hereto as Schedule 2.3.1.2 (the “Compliance Certificate”);

2.3.1.3.	An opinion of Sullivan & Worcester, counsel to the Company, dated as of the Initial Closing Date, in the form attached hereto as Schedule 2.3.1.3 (the “Opinion”);

2.3.1.4.	Management Rights Letter to the Lead Purchaser in the form attached hereto as Schedule 2.3.1.4 (the “Management Rights Letter”);

2.3.1.5.	Fully executed copies of indemnity agreements entered into with each of its directors, in the form attached hereto as Schedule 2.3.1.5 (the “Indemnity Agreements”);

2.3.1.6.	A copy of the Company’s 3-year work plan and budget (the “Budget”), as approved by the Lead Purchaser, in the form attached hereto as Schedule 2.3.1.6;

2.3.1.7.	A fully executed copy of the exclusive license agreement entered into with EVGN, in the form approved by the Lead Purchaser and attached hereto as Schedule 2.3.1.7 (the “License Agreement”);

2.3.1.8.	[***]

2.3.2.
Promptly following the Initial Closing but in no event later than five (5) Business Days, provided that Lead Purchaser has provided to Company all materials, information and instruments required by Company to make the following filings (the “ROC Materials”), the Company shall deliver to the Israeli Registrar of Companies the applicable reports with respect to the issuance of the Initial Purchased Shares and Conversion Shares, the adoption of the Amended Articles and the change to the Board composition. "Business Day" for the purposes of this Agreement means any day on which the main commercial banks are normally open for general banking business in both Israel and the People's Republic of China.

2.3.3.
The Company shall register the allotment of the Initial Purchased Shares and Conversion Shares in the name of each of the Purchasers in the register of shareholders of the Company certified by an executive officer of the Company and prepared in accordance with Section 130 of the Companies Law, 5759–1999, in the form attached hereto as Schedule 2.3.3 (the “Shareholders Register”).

2.3.4.
At the Initial Closing, each of the Preferred Seed Purchasers shall cause the transfer to the Company of their respective amount of the Initial Closing Purchase Price, as set forth in Exhibit A-1 by wire transfer to the Company’s bank account pursuant to the Wire Instructions, or such other form of payment as is mutually agreed by the Company and each of the Preferred Seed Purchasers.

2.3.5.	A letter of appointment of the director appointed by the Lead Purchaser, in the form attached hereto as Schedule 2.3.5.

2.3.6.	The ROC Materials.

2.4.The Subsequent Closing. At each Closing (subject to the satisfaction of the closing conditions set forth in Sections 6 and 7 herein, as applicable, or respective waiver thereof by Lead Purchaser or the respective Subsequent Purchaser, at or prior to the Subsequent Closing), the Company shall issue and allot to each Subsequent Purchaser, and each Subsequent Purchaser shall purchase from the Company, its respective allocation of the Subsequent Purchased Shares. Each closing of the sale and purchase of the Subsequent Purchased Shares (each a “Subsequent Closing”) shall take place remotely via the exchange of documents and signatures, upon the date, time and place as the Company and each Subsequent Purchaser shall mutually agree (each such date is hereinafter referred to as the “Subsequent Closing Date”). It is clarified that Lead Purchaser shall participate as a Subsequent Purchaser, and contribute, in the last Subsequent Closing, an amount equal to all amounts invested by any other Subsequent Purchaser under all Subsequent Closings, provided that in no event shall SHC be required to provide, nor Company be required to accept from SHC, any amount exceeding an aggregate amount of US$[***] within the course of all Subsequent Closings (the “Investment Match Amount”).  Notwithstanding the aforesaid, in the event that the Company consummates a Subsequent Closing with a Subsequent Purchaser within [***] days after the Subsequent Closing Period, then the Lead Purchaser shall be required to contribute the Investment Match Amount, provided that such Subsequent Purchaser has committed to the Company in writing its intention to purchase Subsequent Purchased Shares within the Subsequent Closing Period.

2.5.Transactions at the Subsequent Closing. At each Subsequent Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.5.1.	The Company shall deliver to the Lead Purchaser the following documents:

2.5.1.1.	A validly executed share certificate covering the Subsequent Purchased Shares, issued in the name of each of the Subsequent Purchasers, in the form attached hereto as Schedule 2.5.1.1; and

2.5.1.2.
An officer's certificate confirming that no Material Adverse Effect has occurred, and that the representations and warranties under Section 3 are true and correct in all material respects, in the form attached hereto as Schedule 2.5.1.2.

2.5.2.
Promptly following the Subsequent Closing but in no event later than five (5) Business Days, the Company shall deliver to the Israeli Registrar of Companies the applicable report with respect to the issuance of the Subsequent Purchased Shares to the corresponding Subsequent Purchasers.

2.5.3.
The Company shall register the allotment of the Subsequent Purchased Shares in the name of the corresponding Subsequent Purchasers in Shareholders Register, as shall be certified by an executive officer of the Company and prepared in accordance with Section 130 of the Companies Law, 5759–1999.

2.5.4.
Subject to Section 2.4 above, at each Subsequent Closing, each Subsequent Purchaser shall cause the transfer to the Company its respective purchase price by wire transfer to the Company’s bank account pursuant to the Wire Instructions, or such other form of payment as is mutually agreed by the Company and the Subsequent Purchasers.

3.	Representations and Warranties of the Company and EVGN.

The Company and EVGN hereby, severally and jointly, represent and warrant to the Purchasers as of the date hereof, and, otherwise as specified under the applicable Bring Down Certificate (as defined below), as of the Initial Closing Date, and subject to Section 6.1, as of the Subsequent Closing Date (as applicable) and acknowledge that the Purchasers are entering into this Agreement in reliance thereon, as follows:

3.1.Organization. The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Agreement, the Amended Articles, the Management Rights Letter, the License Agreement and the other agreements, instruments and documents contemplated hereby or thereby or which are ancillary hereto (collectively, the “Transaction Documents”) and to consummate the transactions and perform its obligations contemplated hereby and thereby. Neither the nature of the Company’s business as now conducted and as currently proposed to be conducted, nor its ownership or leasing of property require that the Company be qualified to do business or be in good standing in any jurisdiction other than the State of Israel, except where the failure to have such qualification would not reasonably be expected to have a Material Adverse Effect. The Current Articles are attached hereto as Schedule 3.1. The Company has all franchises, permits, licenses, and any similar authority necessary or required under any law, regulation, rule or ordinance, for the conduct of its business as now being conducted by it, except where the lack of it would not reasonably be expected to result in a Material Adverse Effect and the Company is not in material default under any of the same. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business, in all material respects, after the Closing in the manner heretofore conducted.  “Material Adverse Effect” means  any event, change or effect that has a material adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any effects resulting from conditions generally affecting the industry or industries in which the Company, participates or the Israeli, U.S. or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate impact on the Company, when compared to other companies in the industries in which the Company participates; (ii) effects resulting from the execution of this Agreement or announcement or pendency of the transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of the Company, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business or political conditions (to the extent that such conditions do not have a materially disproportionate impact on the Company, as applicable, when compared to other companies in the industries or geographies in which the Company participates); (iv) failure to meet any projections or forecasts, in and of itself; (v) acts of God or other calamities, national or regional political or social conditions, including acts of god, stoppages or shutdowns of any governmental authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, in each case, existing or underway as of the date hereof, (to the extent that such conditions do not have a disproportionate impact on the Company, when compared to other companies in the industries or geographies in which the Company participates); (vi) changes in applicable laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions; (vii) any action taken by the Company that is required under or otherwise consummate the transactions contemplated hereby  (including this Agreement), or (viii) any law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, the COVID-19 pandemic.

3.2.Share Capital. The registered share capital of the Company as of immediately prior to the Initial Closing is divided into: (i) [***] Ordinary Shares, of which [***] are issued and outstanding, and (ii) [***] Preferred Seed Shares. Except as set forth in Schedule 3.2, the Amended Articles and the Transaction Documents, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company and/or from the shareholders of the Company any share capital of the Company and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of the Company or under which the Company and/or the shareholders of the Company is, or may become, obligated to issue any debt or equity securities, and there are no commitments, promises, understandings or undertakings with respect to grants of any options under the ESOP Pool or otherwise. All issued and outstanding share capital of the Company has been duly authorized and is validly issued and outstanding and fully paid and non-assessable. The Purchased Shares, when issued and allotted in accordance with this Agreement for the consideration set forth herein, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Amended Articles and the Transaction Documents) and duly registered in the name of each of the Purchasers in the Company’s register of shareholders. The Ordinary Shares issuable upon conversion of the Purchased Shares have been duly authorized and upon issuance in accordance with the terms of the Amended Articles, shall be duly and validly issued, fully paid, non-assessable, and free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Amended Articles, and will be free and clear of any liens, encumbrances, claims, or third party rights of any kind (except as specified in the Amended Articles and the Transaction Documents) and duly registered in the name of the Purchasers in the Company’s register of shareholders. Except as set forth in Section 8.3 herein, the Company is under no obligation to register for trading on any securities exchange any of its securities, including any securities, which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders, and there has been no redemption or repurchase of any of the Company’s securities, except as set forth in Schedule 3.2.

3.3.Ownership of Shares. Attached as Schedule 3.3(a) hereto, is a complete and correct Capitalization Table setting forth the number and class of shares held by the shareholders of the Company, and the total number of reserved and granted/promised options, warrants, and all other rights to subscribe for, purchase or acquire from the Company any share capital of the Company, all immediately prior to, and after, the Closing. The individuals identified in Schedule 3.3(a) as the shareholders of the Company are the registered owners of record, the beneficial holders, of all of the issued and outstanding share capital of the Company set forth opposite their names in Schedule 3.3(a) and of all rights thereto, and to Company’s knowledge, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind (except as specified in the Amended Articles, the Transaction Documents and in Schedule 3.3(a)), and the shareholders do not own any other shares, options or other rights to subscribe for, purchase or acquire any share capital of the Company from the Company (except as specified in the Transaction Documents).

Schedule 3.3(b) attached hereto sets forth for each holder of options to purchase securities pursuant to the Plan: (i) the name of the holder thereof; (ii) the exercise price, (iii) the vesting commencement date and vesting schedule (including provisions regarding acceleration of vesting, if any); and (iii) whether each such option was granted and is subject to tax pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (the “Section 102 Options” or “Section 102 to the ITO”, as applicable). To Company’s knowledge, all Section 102 Options: (i) comply with the requirements of Section 102 and the rules and regulations promulgated thereunder, (ii) qualify for treatment under the capital gain route thereunder, and (iii) were duly and timely deposited with the trustee appointed by the Company to serve as trustee pursuant to Section 102 to the ITO in accordance with the provisions of Section 102 and the rules and regulations promulgated thereunder.

3.4.Subsidiaries. Except as set forth in Schedule 3.4, the Company does not own, directly or indirectly, any of the issued and outstanding share capital of any other corporation, association or business entity.

3.5.Directors, Officers. The directors and officers of the Company immediately prior to the Initial Closing are set forth in Schedule 3.5(a). Except as set forth in Schedule 3.5(b), the Company has no agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as an officer or director of the Company and there is no voting agreement or other arrangement among the Company’s shareholders or to which the Company is a party in this respect (except as specified in the Amended Articles and the Transaction Documents).

Financial Statements; Liabilities.

3.6.1.
The Company was established on March 2, 2017. Except as set forth in Schedule 3.6.1(a), the Company has no liabilities, debts or monetary obligations, whether accrued, absolute or contingent which (i) exceed, in the aggregate US$[***] for reoccurring expenditure, or US$[***] individually, other than the liabilities set forth in the unaudited financial statements for the period ending September 30, 2022 attached hereto as Schedule 3.6.1(b) (collectively, the “Financial Statements”), and other than agreements entered into during the ordinary course of business. Except as set forth in Schedule 3.6.1(c), since its inception, the Company has operated only in the usual course of business. Since the dates of the Financial Statements, there has not been:

3.6.1.1.	any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;
3.6.1.2.	any damage, destruction or loss, whether or not covered by insurance having a Material Adverse Effect;

3.6.1.3.	any waiverby the Company of a critical right or of a material debt owed to it;
3.6.1.4.
any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that does not individually or in the aggregate have a Material Adverse Effect;

3.6.1.5.	any material change or amendment to a material contract or material arrangement by which the Company or any of its respective assets or properties is bound or subject;
3.6.1.6.	any material change in any compensation arrangement or agreement with the Key Persons;
3.6.1.7.	any loans made by the Company to the Key Persons other than travel advances made in the ordinary course of business;
3.6.1.8.	any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets; or
3.6.1.9.	To the Company’s knowledge, any other event or condition of any character that would have a Material Adverse Effect; or
3.6.1.10.	any arrangement or commitment by the Company to do any of the things described in this Section 3.6.

3.7.Authorization; Approvals. All corporate action on the part of the Company, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents including the authorization, issuance, and allotment of the Purchased Shares being issued under this Agreement, and of the Ordinary Shares issuable upon conversion of the Purchased Shares, has been taken (except for filing of notices with the Israeli Registrar of Companies which will be taken immediately following each of the Closings). The Transaction Documents, when executed and delivered by or on behalf of the Company shall be duly and validly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnity Agreements may be limited by applicable securities laws. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to or at the applicable Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the offer, sale, or issuance of the Purchased Shares hereunder except for the filing of the Amended Articles and notification of appointment of directors and issuance of the Purchased Shares with the Israeli Registrar of Companies each of which shall be made as soon as practicable following the Closing.

3.8.Compliance with Other Instruments. The Company is not in material default (a) under the Current Articles or other formative document of the Company, or (b) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected, or (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would have a Material Adverse Effect. No third party is in default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected.  The Company is not a party to, or bound by, any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

3.9.No Breach. Neither the execution and delivery of the Transaction Documents nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Current Articles, or other formative document of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Company is a party to or bound by, (iii) any material agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) applicable law or regulation. Such execution, delivery and compliance with the Transaction Documents will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained prior to Closing.

3.10.Records. The minute books of the Company, which have been provided to the Purchasers’ legal counsel, contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and the Board (and any committee thereof) in all material respects. No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained, in all material respects, in accordance with all applicable statutory requirements and are complete and accurate in all respects.

3.11.Ownership of Assets. Except as set forth in Schedule 3.11, the Company does not currently lease any property. The Company does not currently own any tangible assets, other than tangible assets customarily used in the ordinary course of business (e.g., furniture, equipment, computers and the like).

3.12.Intellectual Property and Other Intangible Assets.

3.12.1.
Except as set forth in Schedule 3.12.1(a), the Company owns and has developed, or has obtained the right to use, free and clear of all liens, and restrictions (other than restrictions under license from third parties), all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein “Intellectual Property”) necessary for the conduct of its business as now conducted and as currently proposed to be conducted (except for Intellectual Property, which is yet to be developed, off-the–shelf software and hardware and Intellectual Property which the Company may obtain under reasonable terms and conditions), without the Company, infringing upon or violating any right, lien, or claim of others. Except as set forth in Schedule 3.12.1(b), the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or necessary for the conduct of its business as now conducted or as currently proposed to be conducted, other than with respect to commercially available hardware and software products which are generally available off-the-shelf or other shrink-wrap, click-wrap or similar widely-available standard end-user license agreements.

3.12.2.
Any and all Intellectual Property of any kind owned by the Company or purported to be owned by the Company which has been developed, or is currently being developed by the Company, shall be the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property rights owned by Company or otherwise licensed thereto (“Company IP Rights”), which measures are reasonable and customary in the industry in which the Company operates. Each of the Founders and the Key Persons and any other persons who developed or was otherwise involved in the creation of any Company IP Rights, has entered into written agreements with the Company assigning to the Company all rights in Intellectual Property developed in the course of his/her employment by the Company and true and correct copy of which has been provided to the Purchasers.

3.12.3.
The Company has not received any communications alleging that the Company has violated or by conducting their business as conducted or currently proposed to be conducted, would violate, any of the Intellectual Property of any other person or entity. To the knowledge of the Company, except as set forth in Schedule 3.12.3, neither of the Founders nor any Key Person is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that is expected to interfere with the use of such Founder's and/or Key Person's best efforts to promote the interests of the Company, or that is expected to conflict with the Company’s business as currently conducted and as currently proposed to be conducted. Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business (as currently conducted) by the Founders and/or Key Persons, nor the conduct of the Company’s business as currently proposed to be conducted will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Founders and/or Key Persons is now obligated vis-à-vis the Company. It is not, and currently not expected to become, necessary to utilize any inventions that the Founders and/or Key Persons made prior to their respective engagement by the Company other than those that have been validly assigned to the Company pursuant to the proprietary information and non-competition agreements signed by each Founder and/or Key Person.

3.12.4.
All Key Persons have duly and validly assigned to the Company any and all rights, title and interest that they may have in any Intellectual Property necessary for the Company’s business as currently conducted and as currently proposed to be conducted.

3.12.5.
Company has not used Open Source Materials, in such a way that creates, or purports to create obligations for the Company with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

“Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
3.13.Taxes.

3.13.1.
The Company has filed any and all requisite tax returns in a timely manner and has submitted reports and paid taxes and other assessments in accordance with applicable law. [***] The Company has not made any tax elections under applicable laws or regulations (other than elections that relate solely to methods of accounting, depreciation or amortization). Furthermore, to the knowledge of the Company, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited.

3.13.2.
The Company has timely paid all taxes owed by it which are due and payable and withheld and remitted to the appropriate governmental authority all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

3.13.3.
No audit of any tax return of the Company and no formal investigation with respect to any such tax return by any tax authority is currently in progress. The Company has never been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes.

3.14.Material Agreements.

3.14.1.
Schedule 3.14.1 of the Disclosure Schedule contains a true and complete list of all material contracts, agreements, instruments, transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound, including the following (each, a “Material Agreement”), true and correct copies of which have been made available to the Purchasers:

(i)           Any obligations (contingent or otherwise) of, or payments to, the Company in excess of US$ [***] individually;
(ii)          any license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (other than non-exclusive licenses from the Company entered into in the ordinary course of business, or commercially available software products under standard end-user object code license agreements licensed to the Company);
(iii)          any grant of rights to manufacture, produce or assemble the Company’s products to any other person;
(iv)          any agreement granting any other person the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s technology, products or services;
(v)           any covenants, restrictions or limitations on the Company’s right to do business (including, the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services) or compete in any area, field or geography with any person (including any exclusivity with respect to any geographic territory, any customer, or any product or service), or any agreement providing any person a right of first notification, right of first offer, right of first refusal or exclusivity in case of a sale (or offer to sell) the Company or any of its shares or assets or with respect to the provision of services or products to the Company;
(vi)           any indemnification by the Company with respect to infringements of proprietary rights (other than non-exclusive licenses from the Company entered into in the ordinary course of business);
(vii)          any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or agreement involving the sharing of profits, losses, costs or liabilities with any other person;
(viii)         any lien, charge, pledge or other material encumbrance on the Company’s assets, properties or rights;
(ix)           any agreement for the sale, exchange or other disposition of any of the assets or rights of the Company to any person, or of any person by the Company, other than the sale of inventory in the ordinary course of business; or
(x)            any proposed offer, arrangement or commitment by the Company to enter into or effect any of the foregoing agreements in this Section 3.14.1.

3.14.2.
The Material Agreements are valid, binding to Company and in full force and effect, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the Company, nor to the Company’s knowledge any other party thereto, is in a material breach of any Material Agreement. No party to any Material Agreement has made a claim to the Company to the effect that the Company has failed to perform any material obligation thereunder, nor has any such party notified the Company of an intention to terminate, or not to renew, any such contract or agreement.

3.15.Litigation. No action, proceeding or, to Company’s knowledge, governmental inquiry or investigation, is pending or threatened against the Company, or to Company’s knowledge against the Founders by virtue thereof, or against any of the Company’s properties, or against the Company with regard to the Company’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to Company’s knowledge is there any basis for the foregoing.  The foregoing includes, without limiting its generality, actions pending or threatened, involving the prior employment of the Co-Founder or use by him in connection with the Company’s business of any information, property or techniques allegedly proprietary to any of its former employers. Neither the Company nor any of the Founders are a party to or, to the knowledge of the Company and the Founders, subject to the provisions, of any order, writ, injunction, judgment or decree of any court or governmental agency. There is no action, suit, proceeding or investigation by the Company or the Founders currently pending or that the Company or any of the Founders currently intend to initiate.

3.16.No Public Offer. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the Purchased Shares hereunder not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the prospectus requirements of the Israeli Securities Law, 1968. None of the shares of the Company’s issued and outstanding share capital has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration and prospectus requirements, and all such shares of capital stock have been offered and sold in compliance with all applicable securities laws.

3.17.Interested Party Transactions. Except as set forth in Schedule 3.17, no officer, director or shareholder of the Company, nor any affiliate of any such Person, has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it is bound. Except as set forth in Schedule_3.17, there are no existing arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company, or any affiliate of any such Person. No employee, shareholder, Founder, officer, or director of the Company is indebted to the Company, nor at the Closing, shall the Company be indebted (or committed to make loans or extend or guarantee credit) to any such Person, other than in connection with the agreements prescribed in Schedule 3.17. As of the Closing, there are no agreements or other arrangements between the Founders with respect to the Company’s share capital, voting rights or otherwise with respect to the Company and/or its business not disclosed herein.

3.18.Labor Matters.

3.18.1.
True, correct and complete copies of all employment or consulting contracts, deferred compensation agreements, bonus, incentive, profit-sharing, deferred compensation, pension or severance plans, and other like benefits (whether on retirement, death or termination or during periods of sickness or disability), currently in force and effect for the benefit of any current or former officer, director, employee or consultant of the Company (or for the benefit of the dependents of any such person), as well as a description of any policy, practice, or custom currently in force and effect, have been made available to the Purchasers. Other than as required by applicable law, the Company has no agreement, policy, custom, practice, plan or program for the payment of any form of severance or other payments in connection with the termination of employment services.

3.18.2.
Except for the officers listed in Schedule 3.18.2, each officer and Key Employee of the Company (other than directors, who are not employees of the Company) is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company, and the Company is not aware of any other officer or key employee of the Company planning to work less than full-time at the Company in the near future.

3.18.3.
Except for the officers and employees listed in Schedule 3.18.3, the Company has no employment agreement or engagement with any officer, employee or consultant, which is not terminable by it at will without liability, upon up to [***] days prior notice. No key employee of the Company has been dismissed or has given notice of termination of his/her employment in the last [***] months period preceding the date of this Agreement, nor to the Company’s best knowledge, do any of the officers or Key Employees of the Company have at present any intention to terminate his or her employment agreement.

3.18.4.
The Company has complied, in all material respects, with all applicable employment laws, policies, procedures and agreements relating to employment, and terms and conditions of employment. The Company has paid in full to all of its respective employees and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees or consultants on or prior to the date of this Agreement. The Company has complied in all material respects with the applicable laws relating to the proper withholding and remittance to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws. All persons classified by the Company as consultants or contractors thereof are correctly classified as such and not as employees for any purpose. All Company’s employees are subject to Section 14 Arrangement under the Israeli Severance Pay Law, 1963 from the commencement date of their employment and on the basis of their entire salary. The Company’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded) and adequate provisions have been made in the Financial Statements.

3.18.5.
Except as prescribed under Schedule 3.18.5, to Company’s knowledge, no employee of the Company nor any consultant with whom the Company is currently engaged, is in violation of any material term of any employment or engagement contract, assignment agreement, non-competition agreement, restrictive covenant or any other contract or agreement with Company, or is subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s or consultant’s ability to promote the interest of the Company or to comply with its obligations to the Company (including the obligation to assign intellectual property rights) or that would conflict with the Company’s business, and the continued employment or engagement of such employee or consultant by the Company will not result in any such material violation. The Company has not received any notice alleging that any such violation has occurred.

3.18.6.
The Company is not a party to, bound by or subject to, and no employee of the Company benefits from, any collective bargaining agreement, collective labor agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in Israel generally), or other contract or arrangement with a labor union, trade union or other organization or body, to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, nor is the Company aware of any labor organization activity involving its employees. There is no strike or other labor dispute involving the Company pending or threatened.

3.19.Brokers. Except as set forth in Schedule 3.19, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement.

3.20.Government Funding. The Company has not received or applied for any grant or other support or benefits (including, without limitation, tax benefits) from any Israeli or foreign government or regulatory entity or agency thereof or any multinational, bi-national or international program funding research and development programs or any other programs imposing any restriction of any kind on the Company's IP Rights, including, without limitation, grants from the European Innovation Council, the Israeli Innovation Authority (previously the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry or the Fund for the Encouragement of Marketing Activities, and, except as set forth in Schedule 3.20, Company has not entered into any arrangement with any Person with respect thereof. The Company is not an “approved enterprise”, “benefitted enterprise” or “preferred enterprise” under the Israeli Law for Encouragement of Capital Investments, 1959. Except as set forth in Schedule 3.20, the Company is not subject to the provisions of the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 or any regulations promulgated thereunder. To the knowledge of the Company, neither the Company nor any of the Company's employees or consultants have used facilities or resources of a university, college, other educational institution, multinational, bi-national or international organization, research grants or research center in the development of the Company’s IP Rights. To the extent applicable, the Company has complied in all material respects with: (i) all procedural, financial and other requirements and all the terms and provisions of all of its grants, incentives and subsidies from the Government of the State of Israel or any agency thereof and applicable laws and regulations (including, without limitation, the limitations on the transfer of Intellectual Property from Israel); and (ii) all applicable laws, approvals and undertakings relating thereto.

Budget. The Company’s Budget, has been prepared in good faith, provided however, that the Company does not warrant that the results of the Company will allow it to abide by the expenses contemplated therein.

3.22.Anti-Corruption. Neither the Company nor any of the Founders have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor the Founders have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the FCPA or any other anti-corruption law.

3.23.
Insurance. A list of the Company's insurance policies is set forth in Schedule 2.23. All insurable assets and activities of the Company have been insured as is customary in the industry. There is no claim by the Company pending under any of such policies. All premiums due under such policies have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies. Such policies are in full force and effect. The Company has not undertaken any action, or omitted to take any action, which would render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy.

3.24.	[Reserved]

3.25.
Export. Except as set forth in Schedule 3.25 attached hereto, the Company represents that it does not engage in activities prohibited to persons subject to the jurisdiction of the United States by the United States Trading with the Enemy Act of 1917, as amended, or the United States International Emergency Economic Powers Act of 1977, as amended, or the regulations promulgated under either such Act.  The Company further represents that it does not, and currently does not expect to, conduct operations from or do business in or with Cuba, Northern Ireland, North Korea, Myanmar, Iran, Russia or Sudan.

3.26.
Munitions. The Company represents that it does not engage in the manufacture, production, acquisition, development, use, or testing of any weapon or explosive device, nuclear or otherwise (collectively “Munitions”), and that the transaction(s) contemplated hereby will not facilitate, assist, encourage or induce the Company, or any other person or entity, in the manufacture, production, development, acquisition use or testing of any Munitions.

3.27.
Data Privacy.  Except as set forth in Schedule 3.27 attached hereto, the Company is in compliance and has complied at all times in all material respects with all applicable laws in any applicable jurisdiction in which the Company operates (including database registration) relating to privacy or data protection or that are otherwise applicable to the collection, retention, processing or transfer of any personal information by or on behalf of the Company (“Privacy Laws”). The Company has been, and is, in compliance in all material respects with contracts pursuant to which the Company processes or has processed personally identifiable information (the “Company Privacy Commitments”). No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its officers, directors, or employees (in their capacity as such) by any person alleging a violation of any Privacy Laws or Company Privacy Commitments. Except as set forth in Schedule 3.27 attached hereto, the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all personal information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of such information. Except as set forth in Schedule 3.27 (i) any consents required under applicable Privacy Laws for the collection, processing, transfer and other use of personally identifiable information by the Company for the conduct of the business of the Company have been obtained, (ii)all databases owned, controlled, held or used by the Company and required to be registered under applicable laws have been properly registered, and the data therein has been used by the Company solely as permitted pursuant to such registrations. Neither the execution of this Agreement, the Transaction Documents, nor the transactions contemplated hereby or thereby, will cause Company to violate any Privacy Laws as they currently exist or as they existed at any time during which any of personally identifiable information was collected or obtained. To the best knowledge of the Company, directors and officers, there has been no unauthorized disclosure of electronic communications or customer records to any third party, including any governmental authority.

Obligations of Management. Except as set forth in Schedule 3.28 attached hereto, each of the Key Persons is currently devoting one hundred percent (100%) of their business time to the conduct of the business of the Company.

3.29.
Full Disclosure. The Company has made available to the Purchasers all legal documentations and material information reasonably available to the Company that the Purchasers have requested. Neither this Agreement (including the Schedules hereto) nor any written certificates made or delivered by the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

4.	Effectiveness; Survival; Indemnification.

4.1.	General. Each Purchaser has the right to rely fully upon, and may solely rely upon, all representations and warranties contained in Section 3 of this Agreement.

4.2.
Effectiveness; Survival. Each representation and warranty herein is deemed to be made on the date of this Agreement and at each of the Closings and shall survive the Closings and remain in full force and effect upon the earlier of (i) a period of [***] ([***]) months after the Initial Closing Date or (ii) the consummation of a Liquidation Event (as defined in the Amended Articles, as amended from time to time), provided, however, that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Share Capital), 3.3 (Ownership of Shares), 3.7 (Authorization; Approvals) shall survive and remain in full force and effect until the earlier of (a) the expiration of the applicable statute of limitation period, or (b) the consummation of a Liquidation Event (the “Claims Period”), and that the representations under Section 3.12 (Intellectual Property and Other Intangible Assets) shall survive the Closings and remain in full force and effect until the earlier of (i) a period of [***] ([***]) months after the Initial Closing Date or (ii) the consummation of a Liquidation Event. For the avoidance of doubt, it is hereby agreed that the provisions of this Section 4.2 shall be deemed to constitute a separate written legally binding agreement among the Company, EVGN and the Purchasers in accordance with the provisions of Section 19 of the Israeli Limitation Law (5718-1958). Except in the case of fraud or intentional misrepresentation as determined by court of competent jurisdiction (whereby in such case, the survival period for any representations shall be the lapse of the respective statute of limitations), the Company and EVGN shall not have any liability, and no claim or claims for indemnification may be made against the Company and/or EVGN, with respect to any such representation and warranty, unless a Claim Notice (as defined below) is made hereunder prior to the expiration of the applicable Claims Period for such representation and warranty, and to the extent not resolved, Purchaser has initiated a claim with respect thereto in accordance with the provisions of Section 11.2 within [***] ([***]) months following the delivery of the Claims Notice, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved in accordance with the herein terms.

4.3.
Indemnification. In the event of any breach of a representation or warranty made by the Company, or EVGN as applicable, in Section 3 hereof (each a “Breach” and collectively “Breaches”), the Company and EVGN, severally and jointly (each in respect to its or their representations), shall indemnify the Purchasers (the “Indemnified Party”) and hold each such Indemnified Party harmless from any and all direct loss, damage, liability and expense (including reasonable legal fees and costs) sustained or incurred by any of the Indemnified Parties as a direct result of Breach (hereinafter collectively, “Losses”), subject to the terms hereinbelow.

4.4.
Special Indemnification.  Each of the Company and EVGN hereby agrees to, jointly and severally, indemnify, defend and hold harmless each Indemnified Party, from and against any and all Losses, resulting from, or arising out of, or relating to, or due to, directly or indirectly, the occurrence of any of the following matters (notwithstanding any disclosure, in the Disclosure Schedule or otherwise, or any knowledge otherwise acquired by any Indemnified Party): [***].

4.5.	Limits on Indemnification.

4.5.1.
Notwithstanding anything to the contrary contained in this Agreement, other than in the case of fraud, intentional or willful misrepresentation or willful misconduct as determined by court of competent jurisdiction, the Company and EVGN shall not be liable for any claim for indemnification pursuant to Section 4.3 unless and until the aggregate amount of Losses equals or exceeds [***] U.S. Dollars (US$ [***]), in which case the Company and EVGN shall be liable for the full amount of such Losses from the first dollar thereof; provided that, in no event shall Company’s and EVGN’s aggregate liability hereunder exceed the aggregate purchase price amount paid by Lead Purchaser at the Initial Closing and/or any Subsequent Closing.

4.5.2.
Notwithstanding anything to the contrary contained in this Agreement, EVGN’s indemnification obligations set forth in this Section 4 shall be (i) only applicable in the case of fraud or willful misrepresentation by the Company or by EVGN and (ii) limited solely to total number of shares of the Company held by EVGN as of the date of such claim (the “EVGN Shares”). EVGN shall be entitled to indemnify each of the Indemnified Parties by transferring to that party (i) such number of EVGN Shares, which shall equal the amount of damages for which indemnification is due, divided by the Fair Market Value of one Ordinary Share at the time of payment (as determined below) and such transfer of shares shall constitute full satisfaction of EVGN’s liability towards the Indemnified Parties and/or, if so elected by Lead Purchaser upon its sole discretion, (ii) cash in the amount of damages for which indemnification is due (in lieu of transferring the appropriate number of EVGN Shares), at the sole direction of EVGN. The “Fair Market Value” of the Ordinary Shares shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the shares on such exchange or system over the thirty (30) day period ending three (3) days prior to the transfer of the Ordinary Shares; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the transfer of the Ordinary Shares; and (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by EVGN and the Indemnified Party; or if they fail to agree within seven (7) days from the request of the Indemnified Party to determine such valuation, then such value shall be determined by an arbitrator agreed between the parties (the “Arbitrator”) appointed for the sole purpose of determining the Valuation of the Company. If the parties fail to reach an agreement relating to the identity of the Arbitrator, then the head of the Israel Bar Association shall appoint the Arbitrator. The Arbitrator shall provide EVGN and the Indemnified Party within 14 days of its appointment with its valuation and the reasoning to it in writing and such determination shall be final and binding on the Parties. This clause shall be deemed to be a valid Arbitration Agreement for the purpose of the Israeli Arbitration Law, 1968.

4.5.3.
In the event that as a result of any claim or Loss only as far as they relate to a breach of the representations set forth in Sections 3.2 and 3.3, the percentage holdings of any Purchaser in the Company shall be lower than what it would have been had such claim or Loss, breach or event not occurred (a “Dilution”), then, in lieu of indemnification in cash and in full satisfaction of any claims for indemnification such Purchaser may have in relation to such Dilution, at its sole discretion, elect to be issued by the Company additional Preferred Seed Shares, as applicable, for no additional consideration, in an aggregate amount equal to the number of new Preferred Seed Shares, required in order to eliminate such Dilution, so that such Purchaser will maintain as of immediately following the Dilution its respective percentages holding in the Company on a Fully Diluted Basis as of the Closing, as if the Dilution has not occurred. In such case, a corresponding change shall be made to the Original Issue Price (as defined in the Amended Articles).

4.6.
Claims Procedures. In the event that the any of the Indemnified Parties wishes to assert a claim for indemnification hereunder it shall give the Company and EVGN (the “Indemnifying Parties”) a written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnifying Parties fully informed with respect thereto. In the event that such Claims Notice results from a third party claim against the Indemnified Party, such Indemnified Party shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Indemnifying Parties with the Claims Notice and the Indemnifying Parties shall have the right to assume the defense thereof (at their expense) with counsel selected by the Indemnifying Party and reasonably satisfactory to the applicable Indemnified Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, at its expenses within the indemnification limitations herein, if representation of the Indemnified Party by the counsel retained by the Indemnifying Parties would be inappropriate due to actual or potential differing interests between the Indemnifying Parties and any other party represented by such counsel in such proceeding. Failure of the Indemnified Party to give the Indemnifying Parties prompt notice or to keep it informed as provided herein shall not relieve the Indemnifying Parties of any of their obligations hereunder, except to the extent that the Indemnifying Parties is prejudiced by such failure. The Indemnifying Parties shall not be liable, nor shall it be required to indemnify or hold harmless the Indemnified Party in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld.

4.7.
The indemnification provided by the Company and EVGN hereunder and the enforcement of such indemnification shall be the sole and exclusive remedies available to the Purchasers against the Company and EVGN in connection with any inaccuracy in or breach of any representation, or warranty contained herein, regardless of the theory of law, with respect to the Company - other than with respect to any claims relating to fraud or willful misrepresentation or willful misconduct by the Company or EVGN as determined by court of competent jurisdiction. Notwithstanding anything to the contrary, this Section 4 shall in no way limit an Indemnified Party’s right to seek an injunctive relief or specific performance, provided however, that such injunctive relief or specific performance shall be limited in accordance with the provisions of this Section 4 and in no event shall the Company or the EVGN be liable to indemnify the Purchasers for any indirect, consequential, special or punitive damages.

5.	Representations and Warranties of the Purchasers.

Each Purchaser hereby, severally and not jointly, represents and warrants to the Company, solely with respect to itself, as follows:

5.1.Existence and Power. Purchaser is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction of incorporation and has all requisite power and authority required to own and lease its property and to carry on its business as presently conducted.

5.2.Enforceability. This Agreement, when executed and delivered by such Purchaser and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding and enforceable obligations of such Purchaser in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnity Agreements may be limited by applicable securities laws. The execution and delivery of this Agreement by such Purchaser will not result in a violation of such Purchaser’s corporate documents (if the Purchaser is a legal entity) or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any agreement to which the Purchaser is party.

5.3.Authorization. The execution, delivery and performance of the obligations of such Purchaser hereunder have been duly authorized by all necessary corporate action.

5.4.Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of such Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by such Purchaser in connection with any of the transactions contemplated under this Agreement.

5.5.Investment Experience. The Purchasers have experience in investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares pursuant to this Agreement.

5.6.Financial Capabilities. Purchaser has full financial capabilities to finance the Company in accordance with the terms hereto, at each of the Closings (as applicable), in immediately available US$ funds.

5.7.Disclosure of Information. Without derogating from the Purchaser’s right to rely on the representations and warranties set forth herein or to seek indemnification for any breach thereof, such Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and the business, properties, prospects and financial condition of the Company.

6.
Conditions to Purchasers’ Obligations at the Closings. The obligations of the Purchasers to purchase the Purchased Shares and pay their portion of the Purchase Price at each respective Closing (as applicable), are subject to the fulfillment on or before the applicable Closing, of the following conditions precedent, any one or more of which may be waived in whole or in part by each of the Purchasers, solely with respect to such Purchaser, which waiver shall be at the sole discretion of the respective Purchaser:

6.1.Representations and Warranties. The representations and warranties made by the Company and EVGN in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the applicable Closings, as if made on the dates thereof.

6.2.Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company or EVGN prior to the applicable Closing shall have been performed or complied with by the Company or EVGN, as the case may be, prior to or at the applicable Closing.

6.3.No Material Adverse Change. There shall have been no Material Adverse Effect to the financial conditions and/or prospects of the Company between the date hereof and the Initial Closing Date and/or Subsequent Closing Date, as applicable.

6.4.Consents. The Company shall have secured, prior to or at the Closing, corporate consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Purchased Shares to the Purchasers.

6.5.Delivery of Documents. All of the documents to be delivered by the Company pursuant to Sections 2.3.1 and 2.5.1 hereof (as applicable), shall be in the respective form attached to this Agreement or, if no such forms are attached, in a form and substance satisfactory to the Purchasers and their counsel, in their sole discretion, and all the documents to be delivered by the Company pursuant to Sections 2.3.1 and 2.5.1 shall have been executed and delivered to the respective Purchasers.

6.6.Company Status. Prior to the Initial Closing Date, the Company shall have remedied its status as a 'company in breach' with the Israeli Registrar of Companies and show evidence of such to the Lead Purchaser.

7.	Conditions to the Company’s Obligations at the Closings.

The Company’s obligations to sell and issue the Purchased Shares at the Closings, are subject to the fulfillment at or before each of the Closings of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Purchasers prior to each Closing, shall have been performed or complied with by the Purchasers, (b) the representations and warranties made by the Purchasers in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of each Closing, and (c) with respect to the Lead Purchaser, the Lead Purchaser has completed (x) [***]; (y) [***], and (z) [***] (the “[***]”), and (d) all of the Purchasers shall have delivered its respective portion of the Purchase Price at the applicable Closing. The conditions set forth in this Section 7 (other than Section 7(c)) may be waived in whole or in part by the Company, which waiver shall be at the sole discretion of the Company.

8.	Affirmative Covenants.

8.1.Use of Proceeds. The proceeds of the investment hereunder shall be used by the Company to conduct its business as determined by the Board of Directors, inter-alia, for continued research and development of its products and services, including sales and marketing of products developed as stated and in accordance with the proposed Budget.

8.2.Lead Purchaser Information and Inspection Rights.

8.2.1.
Delivery of Financial Statements. Until the earlier of: (i) the consummation of the Company's initial public offering (the “IPO”) (ii) the Company entering into a definitive Investors' Rights Agreement with the Purchasers and/or the investors in a subsequent equity financing transaction, or (iii) such date upon which the Lead Purchaser, together with its Permitted Transferees (as such term is defined in the Amended Articles) shall no longer hold any shares of the Company's issued and outstanding share capital, the Company shall deliver to the Lead Purchaser:

8.2.1.1.
As soon as practicable, but in any event within [***] ([***]) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with United States generally accepted accounting principles, or IFRS, as elected by Company (“GAAP”), audited by a firm of Independent Certified Public Accountants associated with one of the “Big Four” US accounting firms in the State of Israel who are members of the Israeli Institute of Certified Public Accountants, in customary form (which can be a consolidated report with the financial statements of EVGN);

8.2.1.2.
As soon as practicable, but in any event within [***] ([***]) days after the end of each quarter of each fiscal year of the Company, an unaudited  but reviewed consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated and prepared in accordance with GAAP applied on a basis consistent with that of preceding periods (which can be a consolidated report with the financial statements of EVGN);

8.2.1.3.
[***], an updated capitalization table, which shall include a table setting forth for each recipient of options in the Company, the number of options granted to such recipient, the grant date, vesting terms and dates and the exercise price therefor.

8.2.2.
Additional Information. [***], the Company will permit the authorized representatives of the Lead Purchaser, full and free access, at all reasonable times, during normal business hours, and upon reasonable coordination, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s Chief Executive Officer and the Company's Chief Finance Officer, for any purpose whatsoever, provided that such authorized representatives of the Lead Purchaser are under an obligation to Company to keep such information confidential. In addition, subject to the foregoing, the Company will deliver to the Lead Purchaser (i) such other information and data with respect to the Company’s financial condition, business, prospects, or corporate affairs, as the Lead Purchaser may from time to time reasonably request and (ii) an annual business plan and budget, in forms, substance and timelines to be reasonably prescribed by the Lead Purchaser, and in any event not later than [***] (as may be updated from time to time by the Company). This Section 8.2.2 shall not be in limitation of any rights, which the Lead Purchaser or the director appointed by the Lead Purchaser may have under applicable law.

8.2.3.
Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to provide access or to disclose any information pursuant to this Agreement, where (i) the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client or litigation privilege; (ii) such materials or discussion relates to a transaction, proceeding or matter in which Investor and/or Lead Purchaser affiliates are or are reasonably likely to be interested parties, and/or where the delivery of such portion of any such meeting by Investor or access to information relating to the Company would give rise to a conflict of interest between Investor and the Company; or (iii) such exclusion is necessary to avoid disclosure that is restricted by any agreement to which the Company or any of its affiliates is a party to.

8.2.4.
Inspection Rights. Subject to the provisions of Section 8.2.3, the Lead Purchaser shall have (i) the right to inspect the facilities, records and books of the Company during normal business hours (between 9am and 5pm) during Business Days; provided however, that the Lead Purchaser has served the Company at least [***] prior written notice of its intention to have such access and its intended date and time of access, (ii) the right to discuss the business, operations, conditions, finances and accounts of the Company with its directors, officers, or employees, , and (iii) the right to obtain or be informed of all important materials and/or information about the operation or management of the Company held or maintained by the Board.

8.3.Registration Rights. The Purchasers shall be entitled to the most favorable registration rights first granted by the Company to any future investors in the Company in the first financing round in which registration rights are granted, if granted prior to the consummation of an IPO (as defined in the Amended Articles, as amended), on a pro-rata basis.

8.4.[Reserved]

8.5.Standard Insurance Policies. [***] days as of the Closing, the Company shall obtain a liability insurance including cyber liability, fire and casualty, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

8.6.[***].

8.7.Proprietary Information Proprietary Rights Assignment and Non-Competition Agreements. The Company will not employ, or continue to employ, any person, whether as an employee, consultant, contractor or otherwise, (i) who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a confidentiality agreement in a customary form; and (ii) who participated in the conception, reduction to practice, development, invention, discovery or design of any items included in the Company’s intellectual property, unless such person has executed and delivered a proprietary rights assignment agreement in a customary form.

8.8.Fees and Expenses. The Company shall pay at the Closing and subject thereto, all reasonable legal and other fees and costs incurred by the Lead Purchaser in connection with this Agreement, including in connection with the due diligence processes, the negotiations and preparation of definitive agreements, and subject to the Closing of the transactions contemplated hereunder, out of pocket expenses of the Lead Purchaser in an aggregate amount not to exceed US$ [***] plus VAT, if applicable.

8.9.No Public Disclosure. No party shall publicly announce or disclose the existence of this Agreement or its terms and conditions, or advertise or release any publicity regarding this Agreement or the transactions contemplated hereunder, without the prior coordination with the remaining parties and with providing such parties with copies of such disclosures or publicity within reasonable time in advance in order to enable them to review and provide comments. Notwithstanding the aforesaid, upon signing of this Agreement, the parties may issue a joint press release, which content shall be mutually agreed upon by the parties, in good faith.

9.	Bring Down.

9.1.           During the period commencing on the Signing Date and ending at the Closing Date (the “Interim Period”), Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter through one or more certificates (each a “Bring Down Certificate”), and each such Bring Down Certificate shall automatically be deemed to be incorporated into and to supplement and amend the Disclosure Schedule for all purposes hereunder, and Lead Purchaser shall, if applicable, have the sole discretion to determine whether to waive any closing conditions set forth in Section 6 or rights to terminate this Agreement with respect to the matters so disclosed during the Interim Period. In the event that any such matter disclosed in a Bring Down Certificate would cause the condition set forth in Section 6.3 to fail to be satisfied or Lead Purchaser determines in good faith not to waive any conditions to its obligations hereunder or rights to terminate this Agreement, then each Purchaser shall have the right to terminate this Agreement in accordance with the terms hereunder within ten (10) Business Days after delivery of such Bring Down Certificate to the respective Purchaser. This provision shall apply mutatis-mutandis, to the Subsequent Closing.

10.	Termination.

10.1.This Agreement may be terminated and the transactions may be abandoned at any time prior to the Initial Closing:

10.1.1.	by the written agreement of the Company, EVGN and Lead Purchaser;

10.1.2.
unless the failure of the Initial Closing to occur results from or was caused by the failure of the Party seeking to terminate this Agreement to comply with any provisions of this Agreement (in which case such party shall not have the right to terminate this Agreement), by Company or any Purchaser (solely with respect to such Purchaser) if the Initial Closing shall not have occurred on or before February 28, 2023 or such other date as mutually agreed upon by the Company, EVGN and Lead Purchaser.

11.	Miscellaneous.

11.1.Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.2.Governing Law; Dispute Resolution. This Agreement shall be governed by and construed according to the substantive laws of the State of Israel, without regard to the conflict of laws thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall be settled by arbitration in [***] (“[***]”) in accordance with the arbitration rules in force at the time of the initiation of the arbitration.  The place of arbitration shall be in [***] and the arbitration shall be conducted in the English language. The arbitration awards shall be final and binding upon the parties.

11.3.Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from each Purchaser to such Purchaser’s Permitted Transferee as such a term is defined in the Amended Articles and in accordance with the limitations on such a transfer as stated in the Amended Articles; provided, however, that in the case that a Purchaser transfers its shares to a Permitted Transferee and the Permitted Transferee ceases to be a Permitted Transferee, the Purchaser shall resume the obligations set forth in, arising under, or created by this Agreement prior to such event.

11.4.Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Purchasers and, solely with respect to an amendment that adversely affects the personal rights, obligations and liabilities of EVGN in their capacity as a Founder, also EVGN.

11.5.Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed, emailed or mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or opposite each Purchaser’s name as set forth in Exhibit C or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Company:
Biomica Ltd.
[***]
Attn: [***]
Tel: [***]
Email: [***]

with a copy to (which shall not constitute a notice):

Sullivan & Worcester Tel-Aviv
Attn: Tamir Chagal, Adv.
Tel: [***]
Email: [***]

if to EVGN:

Evogene Ltd.
Attn: [***]
Tel: [***]
Email: [***]

Any notice sent in accordance with this Section 9.5 shall be effective (i) if mailed by registered or certified mail, five (5) Business Days after mailing, (ii) if by courier one (1) Business Day after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via facsimile or email, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-Business Day, on the first Business Day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

11.6.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as otherwise limited herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.7.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.8.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties have signed this Series Seed Preferred Share Purchase Agreement as of the date first hereinabove set forth.

COMPANY:
BIOMICA LTD.
By:
Title:

EVGN:
EVOGENE LTD.
By:
Title:

[Signature Page to Biomica Series Seed Financing SPA]

LEAD PURCHASER Shanghai Healthcare Capital Partnership (Limited Partnership) (上海生物医药产业股权投资基金合伙企业(有限合伙)) (Seal)

By: __________________
Name: ________________
Title: _________________

[Signature Page to Biomica Series Seed Financing SPA]

EXHIBIT A-1

INITIAL CLOSING

THE PREFERRED SEED PURCHASERS

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

EXHIBIT A-2

THE ORDINARY PURCHASERS

[***]	[***]	[***]
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]
[***]	[***]	[***]

EXHIBIT B

[***]

Exhibit C
Purchasers Contact Details

Name of Purchaser	Contact Details
Shanghai Healthcare Capital Partnership (Limited Partnership)	Attention: [***] Email: [***] Address: [***] Tel: [***]
Evogene Ltd	Attention: [***] Email: [***] Address: [***] Tel: [***]

[Signature Page to Biomica Series Seed Financing SPA]